March 20, 2003

05-2003

Page # of 1

[WESTERN COPPER HOLDINGS LIMITED LETTERHEAD]

NEWS RELEASE

March 20, 2003                                 Trading Symbol:  WTC:TSX

                                                           WTZ:AMEX

SHAREHOLDERS APPROVE NAME CHANGE TO

WESTERN SILVER  CORPORATION

Change Is Effective at the Start of Trading March 25
Management Will Ring Opening Bell at the American Stock Exchange

VANCOUVER, British Columbia, March 24, 2003 – To better reflect the Company’s assets, particularly its Peñasquito silver deposit, the shareholders of Western Copper Holdings Limited voted to change the company’s name to WESTERN SILVER CORPORATION.  The name change was approved at the company’s March 20 general meeting in Vancouver and becomes effective at the start of trading on March 25.

The Company’s shares trade on the American Stock Exchange under the symbol WTZ, and on the Toronto Stock Exchange under the symbol WTC.  These symbols are not affected by company’s name change.

Also on Tuesday, March 25, company management led by Chairman Dale Corman will ring the opening bell commencing the trading day at the American Stock Exchange.  The Company’s shares began trading on the American Stock Exchange February 5 of this year.

Western is a silver and base metal exploration company with advanced projects in Mexico and Canada.  Western’s Peñasquito project in Zacatecas, Mexico was the subject of a recent resource calculation which indicated a resource of 158.8 million ounces of silver, 1.36 million ounces of gold, 988.8 million pounds of lead and 2.3 billion pounds of zinc and inferred a resource of 54.6 million ounces of silver, 584 thousand ounces of gold, 310 million pounds of lead and 891 million pounds of zinc.

ON BEHALF OF THE BOARD OF DIRECTORS

 “Dale Corman”

Dale Corman

Chairman and Chief Executive Officer

The Toronto Stock Exchange has not reviewed nor accepted responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the private securities litigation reform act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results.  Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.